Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this Registration Statement on Form S- 1 of Generations Bancorp NY, Inc. filed with the Securities and Exchange Commission of our report dated August 25, 2020 on our audit of the consolidated financial statements of Seneca-Cayuga Bancorp, Inc., appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our firm under the caption “Experts” in such Prospectus.

BKD, LLP

Cincinnati, Ohio

September 11, 2020